Exhibit 10.17
[BELMAC LETTERHEAD]
LETTER AGREEMENT
December 13, 2007
Adolfo Herrera Málaga
Esparta nº 15
28232 Las Rozas
Madrid
Dear Mr. Herrera:
     Laboratorios Belmac S.A. (the “Company”) recognizes that the possibility of a Change in Control (of the Company) exists and that such possibility may raise uncertainty and questions among employees. In order to encourage your continued attention and dedication to your assigned duties without distraction, the Company has decided to provide you a retention bonus, severance protection, and equity vesting acceleration relating to any Change in Control of the Company which may occur on or prior to December 31, 2008. This letter agreement outlines the terms and conditions of such benefits, which are an improvement over the benefits to which you are entitled by application of Spanish Labor Law and should be enforced in full with respect to the rights herein contained, particularly with respect to your rights to the severance and retention payments. Unless defined herein, all definitions are set forth on Exhibit A.
1. Termination Severance. In consideration of your employment with the Company beginning October 1 1997, including your service as a member of the Board of Directors of the Company (the “Belmac Board”) as of February 9, 2001 and as the Company’s Chief Executive Officer as of February 9, 2006, and your participation in the Spanish Social Security system during such time, so as not to prejudice your rights, the Company, considering you to have been in a labor relationship with it pursuant to Spanish Labor Law during such time, acknowledges your seniority as running from October 1 1997, in particular with respect to the severance and retention payments described herein.
Based on your above-described service with the Company, in the event (x) your employment with the Company or its affiliate or successor is terminated following a Change in Control (a) by the Company (i) without Cause or (ii) by means of a “disciplinary dismissal” or “objective dismissal” (as defined under Spanish Labor Laws) declared unjustified or void by the Spanish Labor Courts, or (b) by you (i) for Good Reason or (ii) based on any negligent and material breach by the Company (as defined under Spanish Labor Laws), and (y) the Spanish Labor Courts determine you are not entitled to the mandated severance payment under Spanish Labor Law, the Company shall pay you an amount, net of any related taxes, equal to 45 days’ of your annual salary (as defined in Section 26, paragraphs 1 and 2, of the “Estatuto de los Trabajadores”) for each of your years of service with the Company up to a maximum of 42 months’ pay (the “Termination Severance”) no later than one month following such termination or notification of the final decision of the Spanish Labor Courts, whichever is later.
In the event that, due to your management position with the Company, the Spanish Labor Courts determine that your service with the Company does not constitute a labor relationship (but instead is a commercial or civil relationship), the terms and conditions herein agreed with respect to the

Termination Severance shall be duly respected and remain in full force and effect. Notwithstanding a ruling to the contrary by the Spanish Labor Courts, your total years of service with the Company, including all periods during which you served as a member of the Board of Directors, shall be taken into account for purposes of calculating the Termination Severance to which you are entitled under the terms of this letter agreement.
The provisions of this letter agreement with respect to Termination Severance shall be ratified by the Belmac Board and by Bentley Pharmaceutical, Inc. (“Bentley”), as the Company’s shareholder, and shall be effective as of the date hereof.
2. Retention Bonus. Provided that you are continuously employed by the Company or its affiliate or successor through December 31, 2008 (the “Retention Date”), the Company shall pay you an aggregate amount equal to 150% of your Base Amount (the “Retention Award”) as soon as practicable following the Retention Date, but in no event later than January 31, 2009. If your employment with the Company or its affiliate or successor is (a) terminated by the Company or such affiliate or successor (i) without Cause or (ii) by means of a “disciplinary dismissal” or “objective dismissal” (as defined under Spanish Labor Law) that is declared unjustified or null and void by the Spanish Labor Courts, or (b) by you (i) for Good Reason or (ii) based on any negligent and material breach by the Company (as defined under Spanish Labor Law), in each case following a Change in Control and prior to the Retention Date, after notification of the final decision of the Spanish Labor Courts, the Company shall pay you the Retention Award as soon as practicable following such final decision of the Spanish Labor Courts, but in no event later than one month after notification of such final decision.
3. Enhanced Severance. If your employment with the Company or its affiliate or successor is terminated following a Change in Control and prior to the second anniversary of a Change in Control (a) by the Company (i) without Cause or (ii) by means of a “disciplinary dismissal” or “objective dismissal” (as defined under Spanish Labor Law) that is declared unjustified or null and void by the Spanish Labor Courts, or (b) by you (i) for Good Reason or (ii) based on any negligent and material breach by the Company (as defined under Spanish Labor Law), in either case after notification of the final decision of the Spanish Labor Courts, the Company shall pay you, as soon as practicable following notification of such final decision of the Spanish Labor Courts, but in no event later than one (1) month after such notification, in addition to the mandated severance payment pursuant to Spanish Labor Law or the Termination Severance, as applicable, an amount equal to two times the Base Amount multiplied by a fraction, the numerator of which is the number of whole months remaining between the date of termination and the second anniversary of the Change in Control, and the denominator of which is 24.
4. Equity Vesting Acceleration. Subject to the approval of the Board of Directors of Bentley (the “Bentley Board”) or the committee appointed by the Bentley Board to administer the applicable equity award plan or plans, which the Company shall endeavor to obtain, upon a Change in Control, all outstanding stock options, restricted stock and any other equity awards held by you relating to stock of Bentley shall become immediately vested and exercisable, as applicable, and all forfeiture restrictions on such awards shall immediately lapse, as applicable.
5. Other Agreements. The payments and benefits provided by this agreement shall not be taken into account for purposes of determining benefits under any other qualified or nonqualified plans of the Company or any of its affiliates or any employment/severance or change in control agreement to which you are a party. It is specifically agreed by the parties that any amount that you may receive derived from this agreement will not be considered as salary for calculating any severance payment that may correspond to you in the event of a labor termination.

6. Amendment and Duration of this Agreement. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement.
This agreement shall be effective as of the date of its signature and shall remain in effect until the second anniversary of a Change in Control; provided that if no Change in Control occurs on or prior to January 1, 2009, this agreement will terminate on that date; provided, however, that the provisions of this letter agreement with respect to Termination Severance shall be effective as of the date hereof and shall survive the termination of this agreement.
7. Nontransferability. You shall not have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which you may expect to receive, contingently or otherwise, under this agreement.
8. No Right To Continued Employment. Neither the execution of this agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving you the right to be retained in the service of the Company or its successor, and you shall remain subject to discharge to the same extent as if this agreement had never been executed.
9. Successors. This agreement shall be binding upon your heirs, executors, administrators, successors and assigns, present and future, and any successor to the Company.
10. Withholding Taxes and Other Deductions. Except with respect to the payment of Termination Severance, all amounts to be paid hereunder shall be paid net of the amount of any taxes, Social Security deductions or any other deductions that the Company or its successor may be required to withhold therefrom in respect of any federal, state, local or other income or other taxes or applicable deductions.
11. Governing Law and Jurisdiction. This agreement shall be governed by the laws of Spain without giving effect to its principles of conflict of laws and any dispute that may arise relating to the interpretation of and compliance with this agreement shall be resolved by the judges and the labor courts. The parties expressly waive any right they may have to any other jurisdiction and submit to the jurisdiction of the Courts and Tribunals of Madrid.

     If you understand and agree with the terms and conditions of this agreement, please sign each page of this agreement in both English and Spanish versions and return a copy of each version, together with the attached Exhibit A, to each of James Murphy, Richard Lindsay and Rebeca Corral, no later than December 13, 2007. The parties expressly agree that, in the event of a discrepancy between the English and Spanish versions of this Agreement, the Spanish version shall prevail.

LABORATORIOS BELMAC S.A.

	By:	/s/ James R. Murphy
	Name:	James R. Murphy
	Title:	President

/s/ Adolfo Herrera Málaga
Adolfo Herrera Málaga

EXHIBIT A
1. “Base Amount” shall mean the sum of (i) your base annual salary at the time of termination, (ii) your actual bonus for the year immediately prior to the year of termination taking into account a minimum amount equal to your actual bonus in 2006, and (iii) the value of your then-leased car (as determined in accordance with the applicable criterion for tax purposes).
2. “Cause” shall mean (i) any breach by you of any of your fiduciary duties to the Company or material obligations under any agreement between you and the Company (other than as a result of incapacity due to physical or mental illness), in each case if such breach is not cured within ten (10) calendar days after written notice thereof to you by the Company; (ii) conviction of a felony or a crime involving moral turpitude or other commission of any act or omission by you involving, fraud, embezzlement, theft, substance abuse or sexual misconduct with respect to the Company or any of its subsidiaries or any of their employees, vendors, suppliers or customers; (iii) your substantial neglect of duties or failure to follow an explicit, lawful directive of the Chief Executive Officer of Bentley, provided that such act of neglect or failure is not cured within ten (10) calendar days after written notice thereof to you by the Company; (iv) your willful, knowing or deliberate misappropriation of funds or assets of the Company or one of its subsidiaries for personal use; or (v) your willful, knowing or deliberate misconduct in the performance of your duties.
3. “Change in Control” means any reorganization, sale, merger, acquisition, offering or other transaction or a series of transactions that (i) results in more than 50% of the Company’s voting securities being beneficially owned, directly or indirectly, by an entity other than Bentley or any of its affiliates, or (ii) results in a sale of all or substantially all of the Company’s assets.
4. “Good Reason” shall mean, notwithstanding the special provisions of the Spanish Labor Laws (i) an assignment to you of any duties inconsistent with the status of the your office and/or position with the Company as constituted immediately prior to the Change in Control or a material adverse change in the nature or scope of your authority, power, functions or duties as constituted immediately prior to the Change in Control; (ii) a failure by the Company, after having received written notice from you specifying a material breach of its obligations pursuant to any agreement between you and the Company, to cure such breach within 30 days after receipt of such notice; (iii) the Company requiring you to move your primary place of employment to a location more than 30 miles from your primary place of business before the Change in Control (other than temporary relocation or business travel in the ordinary course); or (iv) the Company reducing your base salary without your prior written consent.

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